Exhibit 10.5

Moscow CableCom Corp.

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated as of May 15, 2006, is entered into by and among Moscow CableCom Corp., a Delaware corporation (the “Company”), and Tate Fite (“Executive”).

RECITALS

A. The Company is a holding company that holds, directly or indirectly, 100% of the outstanding equity interests of ZAO ComCor-TV (“ComCor-TV”), a company organized in the Russian Federation (“Russia”). ComCor-TV delivers cable television, high speed data transmission and Internet services to customers in Moscow, Russia.

B. The Company wishes to employ Executive, and Executive wishes to be employed by the Company, to serve as Chief Financial Officer of the Company, under the terms and conditions contained herein.

C. Pursuant to a separate agreement (the “Option Agreement”), Executive has been granted options (the “Options”) to purchase 140,341 shares of the Company’s common stock effective as of July 7, 2006.

AGREEMENT

In consideration of the rights and obligations created hereunder, the parties hereto hereby agree as follows:

1. Term; Position, Duties and Reporting.

(a) Term. Executive’s employment by the Company will begin on the date of this Agreement (the “Effective Date”) and will continue for a period of three years from the Effective Date, unless earlier terminated in accordance with Section 3 (as applicable, the “Term”).

(b) Position, Duties and Reporting. Executive will serve as Chief Financial Officer of the Company. In his capacity as Chief Financial Officer of the Company, Executive will devote substantially his full business time, energy, and ability to the businesses of the Company, ComCor-TV and any other businesses that may be acquired or developed by the Company. In his capacity as Chief Financial Officer of the Company, Executive will have the duties, responsibilities and authority established by the Company’s Chief Executive Officer and board of directors (the “Board”) and will perform his duties and responsibilities at ComCor-TV’s offices in Moscow, Russia.

2. Compensation; Benefits.

(a) Salary. For all services to be provided by Executive hereunder, and in addition to the Options, Executive will receive during the Term salary at the annual rate of USD $250,000 payable monthly in arrears.

(b) Performance Bonus. Executive will be eligible for a discretionary annual bonus of up to 40% of his salary (i.e. USD $100,000) based on his performance in achieving milestones to be determined by Executive, the Chief Executive Officer of the Company, and the Chairman of the Board. The Company will have the sole discretion to judge executive’s performance in achieving such milestones and correspondingly pay out this bonus.

(c) Basic Benefits.

(i) Benefit Plans. During the Term, the Company will provide Executive with major medical plan coverage for his residency in Russia. Further, the Company will provide Executive with the benefits of dental insurance, life insurance, disability insurance, travel insurance and directors and officers insurance that are comparable to those provided to other senior executives of the Company located in Russia. The Company may provide such benefits directly by having Executive participate in the Company’s benefits plan, or the Company may provide any portion of such benefits by reimbursing Executive for premiums he pays to acquire such benefits under private plans agreed upon between Executive and the Company.

(ii) 401(k) Plan Matching. During the Term, the Company will match 50% of the first 6% of Executive’s 401(k) plan contributions subject to plan regulations. Currently, the Company’s 401(k) plan regulations permit Executive to contribute up to 15% of his salary subject to statutory maximums and discrimination testing, however the Company’s 401(k) plan may be changed pursuant to the terms of such plan. In the event it is impractical for the Executive to participate in the Company’s qualified 401(k) Plan, then the Company will pay the Executive the equivalent of the matching contribution, grossed up for taxes and other tax true-up adjustments as to be agreed upon between the Company and the Executive.

(iii) Sick Leave and Vacation. During the Term, Executive will be entitled to sick leave in accordance with the Company’s established policies applicable to other senior executives of the Company. From the Effective Date to year end 2006, the Executive will be entitled to three weeks of paid vacation. For the second and third years of the Term, Executive will be entitled to four weeks of paid vacation, provided that the Executive’s service during the Term is continuous. In addition, the Company will provide reasonable paid emergency leave to Executive in the case of serious injury to Executive or any member of his immediate family or death of any member of his immediate family. Executive will be entitled to time off on selected Russian statutory holidays that are observed by the Company

(iv) Automobile. During the Term, the Company (A) will provide Executive, six days a week on a 24 hour basis, with a chauffeur driven business class automobile, and (B) will promptly pay or (at Executive’s option) reimburse Executive for all expenses related to such automobile, including fuel, insurance and maintenance.

(v) Airfare to U.S. Each year during the Term, the Company will provide Executive with two roundtrip business class tickets for travel between Moscow and the U.S.

(d) Business Expenses. The Company will promptly pay or (at Executive’s option) reimburse Executive for all reasonable business expenses incurred by Executive in carrying out Executive’s duties under this Agreement.

3. Termination. Executive’s employment hereunder will terminate on the following terms and conditions:

(a) Death. If Executive dies during the Term:

(i) within 15 days after the date of death, Executive’s annual salary will be paid through and including the date of death, and

[(ii) within 15 days after the date of death, Executive’s estate will be paid an amount equal to six months of Executive’s annual salary.]

(b) Disability. If Executive becomes disabled during the Term:

(i) the Company may terminate Executive’s employment 30 days after receipt by Executive or his duly appointed legal representative of a notice of termination,

(ii) Executive’s base annual salary will be paid through such date of termination, and

(iii) within 15 days after the date of termination Executive or his duly appointed legal representative will be paid an amount equal to six months of Executive’s annual salary.

For purposes of this Section 3(b), Executive will be considered “disabled” if he is unable, due to illness, accident, injury, physical or mental incapacity or other disability, to carry out effectively his duties and obligations to the

Company or to participate effectively and actively in the management of the Company for a period of at least 180 consecutive days, as determined in the judgment of the Board.

(c) Termination For Cause. The Company may immediately terminate Executive’s employment for “Cause” by delivering written notice thereof to Executive, and in such event Executive’s annual salary will be paid through such date of termination, and thereafter Executive’s rights and benefits under this Agreement will cease and no further payments will be made or benefits will be conferred, except for Executive’s rights under Section 2(d) with respect to unreimbursed expenses incurred by Executive prior to such date of termination, which the Company will reimburse Executive for within 15 days after such date of termination or within 15 days from the Company’s receipt of necessary documentation for such fees or expenses after such termination. For purposes of this Agreement, any one or more of the following events will constitute “Cause”:

(i) Executive’s admission of, arrest for, or conviction of (or pleading nolo contendere or equivalent) to a felony or serious misdemeanor or the equivalent under the laws of another jurisdiction;

(ii) Executive’s willful misconduct, gross negligence, or perpetration of or participation in a fraud or the equivalent under the laws of another jurisdiction, where such acts injure the Company or any of its subsidiaries; or

(iii) Executive’s failure to follow express instructions from the Board.

(d) Termination Without Cause. The Company may immediately terminate Executive’s employment without Cause by delivering written notice thereof to Executive. If Executive’s employment is terminated without Cause:

(i) Within 15 days after such date of termination Executive’s base annual salary will be paid through such date of termination.

(ii) Executives eligibility for all benefits set forth in Section 2(b), 2(c)(i), 2(c)(ii), 2(c)(iv), and 2(c)(v) will immediately cease.

(iii) Within 15 days after such date of termination a lump-sum payment will be made to Executive representing all accrued but unused vacation.

(iv) Within 15 days after such date of termination or within 15 days from the Company’s receipt of necessary documentation for expenses after such termination, the Company will reimburse Executive’s reimbursable business expenses under Section 2(d) that Executive incurred prior to termination.

(vi) Within 15 days after such date of termination Executive will be paid an amount equal to six months of Executive’s annual salary (i.e. USD $125,000).

(e) Resignation By Executive Executive may resign from his employment with the Company at any time by delivering written notice to the Company 60 days prior to the effective date of such resignation. Except for the situations leading to the resignation as described in (i) and (ii) below, no further payments will be made to the Executive except for earned but unpaid base salary and unreimbursed business expenses

(i) In the event there is a change in ownership control of the Company either the acquisition of a controlling interest by a new or existing shareholder; or by delisting Company from the Nasdaq and putting it under private control; or otherwise substantially and materially affecting the management nature and character of either the Company, or the Executive’s position; any outstanding stock options held by the Executive will vest immediately upon the closing of such transaction. In the event the Company is converted to a private Company, unless there is a provision of the transaction in which the new controlling party is required to settle all outstanding stock options, including those held by the Executive, the Executive at his option can require the Company to purchase such options at the difference between the price at which the Company was delisted and the exercise price of all stock options then held by the Executive.

(ii) In the event that a change of control has occurred and the Executive deems that the there has been a substantial change in the nature of the position or the prospects of the Executive in such position relative to those which existed before the change in control, and for such reasons the Executive determines it is no longer in his best interests to remain with the Company, he may resign his position with the Company with thirty days of notice. If the effective date of such resignation is on or after the first anniversary of the Effective Date, within 15 days after the effective date of such of such resignation, the Company will pay any earned but unpaid portion of the Executive’s base annual salary through the effective date of such resignation, plus an additional amount equal to six months of the Executive’s base salary, and thereafter Executive’s rights and benefits under this Agreement will cease and no further payments will be made or benefits will be conferred, except for Executive’s rights under Section 2(d) with respect to unreimbursed fees and expenses incurred by Executive prior to the effective date of such resignation, which the Company will reimburse Executive for within 15 days after the effective date of such resignation or within 15 days from the Company’s receipt of necessary documentation for such fees or expenses after such termination.

4. Confidentiality.

(a) Nondisclosure and Nonuse of Confidential Information. Executive will not disclose or use at any time, either during his employment with the Company or thereafter, any Confidential Information (as defined below) of which Executive is or becomes aware, whether or not such information is developed by him, except as required by applicable law and except to the extent that such disclosure or use is directly related to and required by Executive’s performance of duties assigned to Executive by the Board. Executive will take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. For purposes of this Agreement, “Confidential Information” means information that is not generally known to the public and that is developed by the Company or ComCor-TV in connection with their businesses, including (i) products or services, (ii) costs and pricing structures, (iii) designs, (iv) analysis, (v) drawings, photographs and reports, (vi) computer software, including operating systems, applications and program listings, (vii) flow charts, manuals and documentation, (viii) data bases, (ix) accounting and business methods, (x) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xi) customer and client information (including customer or client lists), (xii) copyrightable works, (xiv) all technology and trade secrets, and (xv) business plans and financial models. Confidential Information does not include any information that has been published in a form generally available to the public prior to the date Executive proposes to disclose or use such information. Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features constituting such information have been published in combination.

(b) Delivery of Materials upon Termination of Employment. As requested by the Board from time to time, and upon the termination of Executive’s employment hereunder for any reason, Executive will promptly deliver to the Company all copies and embodiments, in whatever form, of all Confidential Information or Company property in Executive’s possession or within his control, irrespective of the location or form of such material and, if requested by the board, will provide such requesting party with written confirmation that all such materials have been so delivered.

5. Non-Competition.

(a) Except as provided in subsection (b) below, from the date hereof until the date that is six months after the termination (for whatever reason) of Executive’s employment hereunder, Executive will not, without the prior written consent of the Company and the Board, participate in Russia, directly or indirectly, in any activity, as of the date of termination, of a provider of the services of paid television in Russia, high speed data transmission, or Internet services (collectively, the “Restricted Business”), or hold any equity or profit interest in any entity engaged in any Restricted Business in Russia.

(b) No Interference: For a period of one (1) year following Executive’s employment termination date (irrespective of the reason for such termination), Executive shall not, directly or indirectly (whether as an owner, partner, shareholder, agent, officer, director, employee, independent contractor, consultant or otherwise), with or through any individual or entity:

(i) Employ, engage, or solicit for employment any person who is or was, at any time during the 12-month period immediately prior to Executive’s employment termination date, an executive (with the title of Director or greater) of the Company or its subsidiaries, or otherwise seek to adversely influence or alter such individual’s relationship with the Company; or

(ii) Solicit or encourage any person or entity to terminate or otherwise alter his, her, or its relationship with the Company if such individual or entity is or was, during the 12-month period immediately prior to Executive’s employment termination date, an executive of a client or vendor, a prospective client or vendor of the Company.

(c) Notwithstanding anything to the contrary contained herein, Executive may hold passive investments in the capital stock or other securities of any entity whose capital stock or securities are publicly owned or are regularly traded or quoted on any national securities exchange or automated quotation system; provided, however, that such passive investments may not exceed 5% of the capital stock or other securities of any entity engaged in any Restricted Business in Russia.

(d) Executive hereby acknowledges and agrees that the restrictions contained in this Section 5 are reasonable and necessary for the protection of the business interests of the Company, that irreparable injury will result to the Company if Executive breaches this Agreement, and that in the event of Executive’s actual or threatened breach, the Company will have no adequate remedy at law. Executive hereby waives, and agrees that Executive will not hereafter raise, any objection or argument that such restrictions are unreasonable or should not be enforced. Executive therefore agrees that the Company shall be entitled, in addition to any other right or remedy, to a temporary, preliminary and permanent injunction, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining Executive from any such violation or threatened violations. Nothing in this Section 5(d) will be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove.

6. Full Settlement. Executive will not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement.

7. Notices. All communications, requests, consents and other notices provided for in this Agreement must be in writing and must be delivered personally, telecopied (if receipt is confirmed by the recipient), or sent by internationally recognized overnight delivery service to the parties at the following addresses (or to such other person or address for a party as specified by such party by like notice) (notice will be deemed given upon receipt, if delivered personally, by overnight delivery service or by telecopy):

(a)	If to the Company:

Moscow CableCom Corp.

c/o Columbus Nova Capital

590 Madison Avenue, 38th floor

New York, NY 10022

USA

Facsimile: +1-212-308-6623

Attn: Chairman of the Board

(b)	If to Executive:

Fred Schoen Fiduciary Services

1218 3rd Ave, Suite 2000

Seattle, WA 98101-3016

USA

Facsimile: +1 (206) 625-0946

Attn: Tate Fite

8. Dispute Resolution. Any dispute between the parties hereto arising out of or related to this Agreement, the Options or the Option Agreement will be finally settled through binding arbitration under the National Rules for the Resolution of Employment Disputes (the “Rules”) of the American Arbitration Association. The arbitration will be heard by a single arbitrator, who will be knowledgeable of the cable and telecommunications industry. The parties will use reasonable efforts to agree upon an arbitrator within 30 days after commencement of the arbitration. If the parties are unable to agree, the arbitrator will be appointed as provided under the Rules. The arbitration will be conducted in the English language and will be seated in [London, England]. Any court of competent jurisdiction may enter final judgment on the arbitrator’s award.

9. Governing Law. This Agreement and all matters and issues collateral thereto will be governed by and construed in accordance with the laws of the State of Delaware, U.S.A., without regard to principles governing conflicts of law. Each party hereto, to the fullest extent permitted by the laws of Russia, waives any and all rights that it may have under the laws of Russia that might be inconsistent with the terms of this Agreement and, to the extent such rights cannot be validly waived, each party hereto will exercise such rights only to the extent consistent with this Agreement.

10. Waiver. Any party may waive compliance by another with any of the provisions of this Agreement, but any such waiver must be in writing. No failure or delay by any party hereto in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof or the exercise of any other right, power or privilege. No waiver of any provision hereof will be construed as a waiver of any other provision or as a subsequent waiver of the same provision.

11. Severability. If any one or more of the provisions of this Agreement is deemed invalid or unenforceable by the laws of the jurisdiction wherein it is to be enforced, such provision will be considered divisible and such provision will be deemed immediately amended and reformed to include only such portion thereof as is enforceable by the court or other body having jurisdiction of this Agreement; and the parties agree that such provision, as so amended and reformed, will be valid and binding as though the invalid or unenforceable portion had not been included herein. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

12. Assignment.

(a) By Executive: Neither this Agreement nor any right, duty, obligations or interest hereunder shall be assignable or delegable by Executive without the Company’s prior written consent; provided, however, that nothing in this subsection shall preclude Executive from designating any of his beneficiaries to receive any benefits payable hereunder upon his death, or the executors, administrators, or other legal representatives, from assigning any rights hereunder to the person or persons entitled thereto.

(b) By the Company: This Agreement and all of the Company’s rights and obligation hereunder may be assigned, delegated or transferred by it to any affiliate or subsidiary of the Company or its parent or to any business entity which at any time by merger, consolidation or otherwise acquires all or substantially all of the assets of the Company or to which the Company transfers all or substantially all of its assets. Upon such assignment, delegation or transfer, any such affiliate, subsidiary or business entity shall be deemed to be substituted for all purposes as the Company hereunder.

13. Entire Agreement. This Agreement and the Option Agreement sets forth the entire agreement and understanding of the parties with respect to the subject matter thereof, and merges and supersedes all prior and contemporaneous negotiations, commitments, writings, discussions, representations, agreements and understandings of every kind and nature between them with respect to the subject matter hereof.

14. No Benefit to Others. The representations, warranties, covenants, and agreements contained in this Agreement are for the sole benefit of the parties hereto and their respective successors and assigns, if any pursuant to Section 12, and they will not be construed as conferring and are not intended to confer any rights on any other person.

15. Amendments. No provision of this Agreement may be amended except by an instrument in writing signed by all of the parties hereto.

16. Headings. The section headings of this Agreement are for reference purposes only and are not to be given effect in the construction or interpretation of this Agreement.

17. Interpretation. As used in this Agreement, except as otherwise indicated herein or as the context may otherwise require: (a) the words “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import; (b) the words “hereof,” “herein,” “hereunder,” and comparable terms refer to the entirety of this Agreement, and not to any particular section or other subdivision hereof; (c) any pronoun will include the corresponding masculine, feminine, and neuter forms; (d) the singular includes the plural and vice versa; (e) references to any agreement or other document are to such agreement or document as amended and supplemented from time to time; (f) references to any statute or regulation are to it as amended and supplemented from time to time, and to any corresponding provisions of successor statutes or regulations; and (vii) references to “Section,” or another subdivision are to a section or subdivision hereof.

18. Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation, and execution of this Agreement and, therefore, waive the application of any law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

19. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered will be an original, but all such counterparts will together constitute one and the same instrument.

20. This Agreement may be executed in English and in Russian; provided, however, that in the event of any discrepancies or inconsistencies between the versions in English and in Russian, the English version shall prevail.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company and Executive, intending to be legally bound, have executed this Agreement on the day and year above first written.

THE COMPANY:

Moscow CableCom Corp. a Delaware corporation

By:	/s/ ANDREW INTRATER
Name:	Andrew Intrater
Title:	Chairman

EXECUTIVE:

/s/ TATE FITE
Tate Fite